Exhibit 99.1

Chimerix Announces Management Updates

Mike Sherman Appointed Chief Executive Officer and Mike Andriole Appointed Chief Business Officer

DURHAM, N.C., April 08, 2019 (GLOBE NEWSWIRE) – Chimerix (NASDAQ:CMRX), a biopharmaceutical company developing novel antivirals to address unmet medical needs, today announces the appointment of Michael A. Sherman, former Chief Executive Officer of Endocyte, Inc., as Chief Executive Officer of Chimerix, effective immediately. In addition, the Company has appointed Michael T. Andriole, former Chief Financial Officer of Endocyte, Inc., to the newly created position of Chief Business Officer.

"We are delighted to welcome Mike Sherman and Mike Andriole to our executive management team. This pair has a proven track record of successfully developing valuable clinical assets, and we believe Chimerix will significantly benefit from the strategic and operational experience they will bring the Company,” said Martha J. Demski, Chair of the Chimerix Board of Directors. “This seasoned team has demonstrated their ability to unlock value while bringing important therapeutics to patients in need.”

“I am excited to be joining Chimerix at this pivotal juncture in its growth trajectory and believe that together we can implement a strategy to maximize the Company's strengths to create both near- and long-term value," said Mr. Sherman. “Mike and I look forward to working with the Chimerix leadership team to conduct a full strategic review and expect to announce those findings and our plans moving forward in the coming months. Importantly, the Company’s strong financial position will provide substantial strategic flexibility as we prepare those plans.”

Previously, Mr. Sherman served as Chief Executive Officer of Endocyte until its acquisition by Novartis AG in December 2018 for $2.1 billion. Prior to joining Endocyte in 2006, Mr. Sherman served in various executive roles, most recently as Vice President of Finance and Strategic Planning of Guidant Corporation, a cardiovascular device manufacturer acquired by Boston Scientific Corporation. He also serves on the Board of Directors at Mead Johnson Nutrition. He holds a B.A. in economics from DePauw University and an M.B.A. from the Tuck School of Business at Dartmouth.

Before joining Endocyte in 2017, Mr. Andriole was a member of Eli Lilly and Company’s corporate development leadership team with responsibility for international transactions. Mr. Andriole brings broad finance and strategic transaction experience to Chimerix across multiple therapeutic areas, including strategic transactions in oncology, immunology and neuroscience. Mr. Andriole graduated cum laude from Xavier University's Williams College of Business and earned his M.B.A. from Indiana University's Kelley School of Business.

In connection with the hiring of Mr. Sherman and Mr. Andriole, on April 8, 2019, Chimerix’s Board of Directors granted Mr. Sherman a stock option to purchase 1,250,000 shares of Chimerix’s common stock, and Mr. Andriole a stock option to purchase 500,000 shares of Chimerix’s common stock. Each stock option will have an exercise price per share equal to the closing price of Chimerix’s common stock on the grant date. Each stock option is a non-qualified stock option, has a 10-year term and will vest over four years, with one-fourth vesting on the one-year anniversary of the grant date and remaining three-fourths vesting over the following three years in equal monthly installments. Each stock option is subject to the terms of Chimerix’s 2013 Equity Incentive Plan, but was granted outside of the 2013 Equity Incentive Plan, and was granted as an inducement material to Mr. Sherman and Mr. Andriole entering into employment with Chimerix in accordance with Nasdaq Listing Rule 5635(c)(4).

About Chimerix

Chimerix is a biopharmaceutical company dedicated to discovering, developing and commercializing medicines that improve outcomes for immunocompromised patients. Brincidofovir (BCV, CMX001) uses Chimerix's proprietary lipid conjugate technology. For further information, please visit Chimerix's website, www.chimerix.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including the possibility our current or future clinical trials of brincidofovir may not be successful, that FDA and other regulatory authorities may not approve brincidofovir or brincidofovir-based regimens, and that marketing approvals, if granted, may have significant limitations on their use. As a result, brincidofovir may never be successfully commercialized. In addition, Chimerix may be unable to file for regulatory approval for brincidofovir with other regulatory authorities. Similar risks and uncertainties apply to the Company’s development of CMX521.These risks, uncertainties and other factors could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's most recent Annual Report on Form 10-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

CONTACT:

Investor Relations:

Michelle LaSpaluto

(919) 972-7115
ir@chimerix.com
or
Will O’Connor
Stern Investor Relations
Will@sternir.com
212-362-1200

Media:
Becky Vonsiatsky

W2O Group

bvonsiatsky@w2ogroup.com

413-478-2003

###